UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2018

TechTarget, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street, Newton, MA		02466
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 24, 2018, TechTarget, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Western Alliance Bank (“Western Alliance”) as the lender. The Loan Agreement provides for a $25 million term loan facility with a maturity date of December 10, 2023 (the “Term Loan”).

The borrowings under the Term Loan are secured by a lien on substantially all of the assets of the Company, including a pledge of the stock of certain of its wholly-owned subsidiaries (limited, in the case of the stock of certain foreign subsidiaries of the Company, to no more than 65% of the capital stock of such subsidiaries). The Term Loan must be repaid quarterly, with applicable interest paid monthly, in the following manner: 1.25% of the initial aggregate borrowings are due and payable each quarter for the first two loan years, 1.88% of the initial aggregate borrowings are due and payable each quarter for the third loan year, and 2.50% of the initial aggregate borrowings are due and payable each quarter for the fourth and fifth loan years. At maturity, all outstanding amounts, including unpaid principal and accrued and unpaid interest, under the Loan Agreement will be due and payable. The borrowings are subject to a maximum leverage ratio, which may not be greater than 2.0 to 1.0, measured quarterly. The Loan Agreement also requires the Company to make representations and warranties and to comply with certain other covenants and agreements that are customary in loan agreements of this type.

The Term Loan will bear interest, on the outstanding daily balance thereof, at a floating per annum rate equal to one and three-eighths percent (1.375%) above the greater of (a) the one (1) month U.S. LIBOR rate reported in The Wall Street Journal as of such date or (b) two percent (2.00%).

The Loan Agreement requires the Company to pay a one-time non-refundable facility fee of approximately $25,000 on the closing date. The Term Loan may be prepaid by the Company at its option without penalty, provided the Company delivers written notice of its election to prepay at least ten days prior to such prepayment and pays to Lender on such prepayment date an amount equal to the sum of the outstanding principal of the Term Loan, including accrued and unpaid interest thereon, plus all other outstanding amounts due and payable.

The Loan Agreement also contains customary events of default, subject to grace periods in certain cases, which may cause repayment of the Term Loan to be accelerated. Events of default which may cause repayment include: (1) failure to pay any obligation when due, (2) failure to comply with affirmative and negative covenants, (3) failure to perform any other obligation required under the Loan Agreement and to cure such default within 30 days after becoming aware of such failure, (4) the occurrence of a Material Adverse Effect (as defined in the Loan Agreement), (5) the attachment or seizure of a material portion of the Company’s assets if such attachment or seizure is not removed, discharged or rescinded within 10 days, (6) bankruptcy or insolvency of the Company, (7) default by the Company under any agreement (i) resulting in a right by a third party to accelerate indebtedness in an amount in excess of $500,000 or (ii) that would reasonably be expected to have a Material Adverse Effect, (8) entry of a final, uninsured judgment or judgments against the Company for the payment of money in an amount, individually or in the aggregate, of at least $500,000, or (9) any material misrepresentation or material misstatement with respect to any warranty or representation set forth in the Loan Agreement.

The description of the material terms of the Loan Agreement is qualified in its entirety by the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The Company entered into a payoff letter dated as of December 24, 2018, with Silicon Valley Bank as Administrative Agent and Lead Arranger pursuant to which the Company terminated that certain Senior Secured Credit Facility Agreement, dated May 9, 2016, by and among the Company and its domestic subsidiaries, Silicon Valley Bank and the several lenders parties thereto (the “Credit Agreement”). In connection therewith, Silicon Valley Bank released its lien on substantially all of the assets of the Company. The Company repaid all amounts owed under the Credit Agreement of approximately $22.58 million.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2016, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, dated December 24, 2018, by and between TechTarget, Inc., as Borrower, and Western Alliance Bank, as Lender

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TechTarget, Inc.

Date: December 28, 2018	By:	/s/ Daniel Noreck
Daniel Noreck
Chief Financial Officer and Treasurer